Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Amy Federman                    Bob Brunn
(305) 500-4989                    (305) 500-4053

Ryder Reports Record 2018 Revenue of $8.4 Billion, Up 15%; Strong Contractual Revenue Growth Drives 2019 Earnings Forecast

Fourth Quarter 2018

•	Record Q4 Total Revenue of $2.3 Billion, Up 17%; Record Q4 Operating Revenue (non-GAAP) of $1.8 Billion, Up 13%

•	Q4 GAAP EPS from Continuing Operations of $2.06 Versus $12.12 in Prior Year, Reflecting a One-Time Net Benefit from Tax Reform in the Prior Year

•	Q4 Comparable EPS (non-GAAP) from Continuing Operations Up 33% to a Record $1.82, Reflects a Lower Tax Rate from Tax Reform and Improved Operating Performance

Full-Year 2018

•	Record Full-Year Total Revenue of $8.4 Billion, Up 15%; Record Full-Year Operating Revenue (non-GAAP) of $6.7 Billion, Up 11%

•	Full-Year GAAP EPS from Continuing Operations of $5.21 Versus $14.90 in Prior Year, Reflecting a One-Time Net Benefit from Tax Reform in the Prior Year

•	Full-Year Comparable EPS (non-GAAP) from Continuing Operations Up 28% to $5.79

2019 Forecast

•	Adopting Lease Accounting Change Effective January 1, 2019

•	2019 GAAP EPS Forecast of $5.18 to $5.48

•	2019 Comparable EPS (non-GAAP) Forecast of $6.00 to $6.30

•	Excluding the Impact from Lease Accounting Change in Both Years, 2019 Comparable EPS Forecast of $6.20 to $6.50 vs. $5.79 for 2018

MIAMI, February 14, 2019 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported it exceeded its initial full-year outlook for 2018, driven by record revenue growth. Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes. Full-year GAAP EPS was $5.21 versus $14.90 in the prior year, reflecting the one-time benefit of tax reform in the prior year. Full-year comparable EPS, which management believes is more reflective of ongoing performance, was up 28% to $5.79. In the fourth quarter, GAAP EPS was $2.06 versus $12.12 in the prior year, reflecting the one-time benefit of tax reform in the prior year. Comparable EPS was up 33% to a record $1.82.

Exhibit 99.1

Results for the three months ended December 31 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted EPS
	2018	2017	Change	2018	2017	Change	2018	2017	Change
GAAP	$111.3	78.6	42%	$108.6	643.3	NM	$2.06	12.12	NM
Non-operating pension costs	4.3	6.9		3.2	4.0		0.06	0.07
Restructuring charges and other	5.4	19.7		4.4	12.7		0.08	0.24
Gain on sale of property	—	(24.1)		—	(14.8)		—	(0.27)
Tax adjustments (incl. tax reform), net	—	23.3		(20.0)	(572.6)		(0.38)	(10.79)
Comparable (non-GAAP)	$121.0	104.3	16%	$96.2	72.6	33%	$1.82	1.37	33%

Total and operating revenue for the three months ended December 31 were as follows:

(dollars in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2018	2017	% Change	2018	2017	% Change
Total	$2,258	1,931	17%	$1,794	1,587	13%
FMS	$1,381	1,242	11%	$1,167	1,057	10%
DTS	$363	284	28%	$233	198	18%
SCS	$670	532	26%	$490	411	19%
Commenting on the company's results, Ryder Chairman and CEO Robert Sanchez said, “In the fourth quarter, we delivered year-over-year comparable earnings per share growth, which was in line with our expectations. We are pleased with this quarter's comparable pre-tax earnings improvement of 16%, which was driven by double-digit revenue growth in all three of our business units and the benefit of cost actions taken earlier in the year. This quarter's pre-tax earnings growth included used vehicle sales and depreciation headwinds of $16 million (15% of prior-year comparable pre-tax earnings). During the quarter, used vehicle prices increased modestly, while our inventory remained within our target range. In our commercial rental business, we saw a 19% revenue increase reflecting strong rental demand primarily supporting our growing lease customer base.

"Looking back to the full year of 2018, we achieved record contractual sales which allowed us to beat revenue growth targets in all three business segments and positions us well for continued growth in 2019. Additionally, we exceeded our initial comparable earnings forecast for the year and realized earnings growth in all business segments. We achieved record organic lease fleet growth of 9,600 vehicles, our seventh consecutive year of growth, as we continue to successfully win customers that are new to outsourcing and expand with current accounts. We also delivered on cost reduction targets through our new zero-based budgeting process.

“In addition, we executed a customer agreement for 1,000 commercial electric trucks - the largest deal of its kind in the United States. We recently announced our new e-commerce fulfillment solution enabling manufacturers to go direct to online consumers. We also significantly expanded our supply chain capabilities in final-mile delivery for big-and-bulky goods and launched COOP by RyderTM, the first-of-its-kind commercial truck sharing platform. These capabilities position Ryder well for long-term profitable revenue growth in a changing transportation environment."

Exhibit 99.1

Fourth Quarter Business Segment Operating Results
Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.38 billion, up 11% compared with $1.24 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.17 billion, up 10% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 8%, reflecting a larger average fleet size and higher prices on replacement vehicles. The lease fleet increased organically by 9,600 vehicles year-to-date reflecting a 7% increase for a total of 149,300 vehicles. Commercial rental revenue grew 19% from the year-earlier period due to higher demand and pricing. Fuel services revenue increased 16%, primarily reflecting higher fuel costs passed through to customers.
FMS earnings before tax were $106.5 million, up 16% compared with $91.8 million in the same period of 2017, reflecting growing ChoiceLease and commercial rental. Lease results benefited from fleet growth. Commercial rental performance improved due to stronger demand as well as higher pricing. Rental power fleet utilization was 81.6% for the fourth quarter, up 40 basis points from the year-earlier period. Lease and rental performance were partially offset by higher depreciation of $16.3 million due to vehicle residual-value changes and accelerated depreciation. Used vehicle results were in line with the prior year. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 7.7% and 9.1%, respectively, up 30 and 40 basis points from the prior year.
Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 28% to $363 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was $233 million, up 18% compared with the year-earlier period. DTS total and operating revenue growth reflect new business and increased volumes.
DTS earnings before tax of $15.8 million increased 2% compared with $15.5 million in 2017, due to revenue growth, partially offset by continued higher startup costs on a customer account. DTS earnings before tax as a percentage of DTS total revenue and operating revenue (a non-GAAP measure) were 4.4% and 6.8%, respectively, down 110 and 100 basis points from the year-earlier period.
Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 26% to $670 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 19% to $490 million compared with the year-earlier period. SCS operating revenue growth largely reflects increased volumes, new business, and higher pricing. Total and operating revenue growth also reflects the acquisition of MXD Group, Inc. (MXD), now re-branded as Ryder Last Mile, during the second quarter.
SCS earnings before tax of $32.3 million increased 18% in the fourth quarter of 2018 compared with $27.4 million in 2017, driven by revenue growth. SCS earnings before tax as a percentage of SCS total revenue and operating revenue (a non-GAAP measure) were 4.8% and 6.6%, respectively, down 30 and 10 basis points from the prior year.

Exhibit 99.1

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2018, unallocated CSS costs were $15 million, unchanged from the year-earlier period.
Income Taxes
The company’s effective income tax rate from continuing operations for the fourth quarter of 2018 was 2.4% compared to a substantial benefit in the year earlier period, which reflected the impact of tax reform. In the current year, the effective income tax rate was impacted by a lower federal tax rate, a lower effective state tax rate and, an adjustment of $14 million or $0.27 per diluted share of the prior provisional estimate related to tax reform. During the fourth quarter, we also corrected certain deferred income taxes, recognizing a benefit of $6 million or $0.11 per diluted share. Excluding these items, the company’s comparable effective income tax rate from continuing operations for the fourth quarter of 2018 decreased to 20.5% compared to 30.4% in the year earlier period, primarily due to a lower federal tax rate as a result of tax reform and a lower effective state tax rate.
Additional Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $4.3 million ($3.2 million after tax) or $0.06 per diluted share in the fourth quarter of 2018, compared with $6.9 million ($4.0 million after tax) or $0.07 per diluted share in the year-earlier period.
Fourth quarter 2018 results include restructuring and other, net charges of $5.4 million ($4.4 million after tax) or $0.08 per diluted share partially due to fees related to the pursuit of a commercial claim. Fourth quarter 2017 results include a gain on sale of a SCS property of $24.1 million ($14.8 million after tax) or $0.27 per diluted share, and restructuring charges and consulting fees of $19.7 million ($12.7 million after tax) or $0.24 per diluted share.
Fourth quarter 2018 results reflect a non-cash benefit from tax reform and other tax adjustments of $20 million or $0.38 per diluted share. Fourth quarter 2017 results also reflect a one-time, non-cash benefit from tax reform of $587 million or $11.06 per diluted share to reduce deferred tax liabilities the company no longer expects to incur under the new law. In addition, results reflect a one-time employee bonus in connection with the benefit of tax reform awarded to all U.S.-based non-incentive eligible employees of the company, totaling $23 million ($14 million after tax) in the aggregate of $0.27 per diluted share.
Capital Expenditures
Year-to-date capital expenditures increased to $3.2 billion for 2018, compared with $1.9 billion in 2017. The increase in capital expenditures primarily reflects higher planned investments to grow and refresh the lease and rental fleets. Proceeds of $396 million, primarily from used vehicle sales, decreased 8% due to fewer vehicles available for sale. Net capital expenditures (including proceeds from the sale of assets) were $2.8 billion in 2018, up from $1.5 billion in 2017.

Exhibit 99.1

Cash Flow and Leverage
Year-to-date operating cash flow was $1.64 billion, up from $1.55 billion in 2017. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $2.11 billion, compared with $2.05 billion in 2017. Free cash flow (a non-GAAP measure) was negative $944 million, compared with positive $190 million in 2017, reflecting increased net-capital spending and to a lesser extent higher working capital requirements.
Total debt as of December 31, 2018 was $6.6 billion, up from $5.4 billion in 2017. Debt to equity as of December 31, 2018 was 228% compared with 191% at year-end 2017, within Ryder's long-term target range of 200 - 250%.

2019 Earnings Forecast

Commenting on the company’s outlook, Mr. Sanchez said, "In 2019, we are again anticipating solid earnings growth across all business segments. Higher expected earnings are driven by robust contractual revenue growth from record sales results in 2018 as well as the strength of our sales pipeline. We forecast record ChoiceLease fleet growth of 11,000 vehicles, driven by a continued trend toward outsourcing, our ongoing sales and marketing initiatives, and expansion with existing customers. We expect solid rental revenue growth, primarily in the expanding light- and medium-duty truck markets. In DTS and SCS, we anticipate revenue growth and margin expansion due to improved operating performance.
"Overall used vehicle results are expected to be modestly lower than the prior year due to slightly lower market pricing expectations on increased volumes. We are continuing to reduce our long-term residual value estimates on vehicles in operation and accelerating depreciation on vehicles we expect to make available for sale through mid-2020. The combined incremental impact from these items is expected to negatively impact year-over-year pre-tax earnings by approximately $27 million, an improvement from our prior expectation of $45 million.
"We anticipate a continued impact from higher maintenance costs on certain older model year vehicles, although to a lesser extent than in 2018, as these vehicles will be largely out of our operating fleet in the second half of the year. In addition, we expect significant cost reduction from a new, multi-year maintenance initiative to improve shop and parts supply efficiencies. We also forecast ongoing cost reductions across all segments driven by our zero-based budgeting process.
"We continue to invest in strategic initiatives related to sales and marketing, information technology, and new product development related to disruptive trends in the industry.
"We are planning significantly higher capital expenditures this year primarily due to increased investments to grow and refresh our lease fleet, more than offsetting decreased rental capital spending. We expect to deliver higher operating cash flow of $2 billion, reflecting the returns from several years of fleet investment. Free cash flow is forecast at negative $1.1 billion, from increased capital spending to support fleet growth and replacement.”
Ryder will adopt a new lease accounting standard effective January 1, 2019, which has no impact on cash flow or total earnings over the life of a lease contract. The new standard, however, changes the timing of revenue recognition to better align with maintenance costs. The 2019 forecast for earnings per diluted share was lowered by approximately $0.20 to reflect this standard. Following implementation of the standard, we estimate 2018 earnings per diluted share will increase by approximately $0.25 after restatement.

Exhibit 99.1

Forecast and results for full year and first quarter are as follows:

	Full Year			First Quarter
	2019 Forecast	2018[1]	% Change	2019 Forecast	2018[1]	% Change
GAAP EPS	$5.18-$5.48	$5.21	(1)-5%	$0.71-$0.78	$0.64	11-22%
Comparable EPS[2]	$6.00-$6.30	$5.79	4-9%	$0.96-$1.03	$0.91	5-13%
Comparable EPS - Excluding New Lease Accounting Standard[3]	$6.20-$6.50	$5.79	7-12%	$0.94-$1.01	$0.91	3-11%

12018 GAAP and comparable EPS numbers have not been restated to reflect the new lease accounting standard. On a restated basis, after giving effect to the implementation of the lease accounting standard, we estimate the 2018 Full Year GAAP and comparable earnings per diluted share will increase by approximately $0.25 to $5.46 and $6.04, respectively.
2Comparable earnings per diluted share exclude non-operating pension costs, implementation costs for our Enterprise Resource Planning system, restructuring and other costs, and tax items totaling of $0.82 in 2019 and $0.25 in the first quarter of 2019.
3We are providing this measure in order to provide shareholders with more transparency to the impact of the new lease accounting standard during the transition period.

Total revenue for the full-year 2019 is forecast to be up 8% to approximately $9 billion. Operating revenue for the full-year 2019 is forecast to be up 9% to approximately $7 billion.

Supplemental Company Information

Fourth Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2018	2017	2018	2017
Earnings from continuing operations	$108.6	643.3	$2.06	12.12
Discontinued operations	0.1	0.5	—	0.01
Net earnings	$108.8	643.8	$2.06	12.13

Full-Year Operating Results

(in millions)	Twelve months ended December 31
	2018	2017	Change
Total revenue	$8,409	7,297	15%
Operating revenue (non-GAAP)	$6,693	6,040	11%

Earnings from continuing operations	$275.6	792.3	(65)%
Comparable earnings from continuing operations (non-GAAP)	$306.2	241.1	27%
Net earnings	$273.3	791.8	(65)%

Earnings per common share (EPS) - Diluted
Continuing operations	$5.21	$14.90	(65)%
Comparable (non-GAAP)	$5.79	4.53	28%
Net earnings	$5.17	$14.89	(65)%

Exhibit 99.1

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

•
Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations

Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends and economic conditions, manufacturer production and delivery schedules, our financial condition, fleet growth, performance in our product lines and segments, the strength of our sales pipeline, demand, utilization and pricing trends in commercial rental, volumes and pricing trends in used vehicle sales, used vehicle inventory levels, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, our ability to make investments in sales, marketing, IT and new product initiatives, benefits of our sales and marketing initiatives, maintenance costs on certain older model year vehicles, and the impact and adequacy of steps we have taken to address our cost structure, including our maintenance initiatives and zero-based budgeting process. Our forward-looking statements also include our expectations regarding the impact from the new lease accounting standard on our earnings, financial position, cash flow, leverage and the demand for our products and services. The expected impact on these

Exhibit 99.1

items may differ due to changes in the distribution of lease fleet by age, the number of early terminations, vehicle type and lease terms, and the percentage of leases fulfilled with new versus used vehicles. All of these statements are based on our preliminary estimates and are subject to our continuing evaluation of our leases under the new lease accounting standard as well as necessary changes to accounting and business processes in order to implement the recognition and disclosure requirements of the new standard.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or poor acceptance of rental pricing, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs due to, among other things, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution particularly with new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in accounting policies, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings per share excluding the impact from lease accounting change (as well as forecasts), comparable earnings before income tax, and comparable effective income tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, February 14, 2019, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez and Executive Vice President and Chief Financial Officer Art Garcia.

•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-352-6803 (outside U.S. dial 1-323-701-0225) using the Passcode: Ryder and

Exhibit 99.1

Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at https://globalmeet.webcasts.com/starthere.jsp?ei=1227000&tp_key=f7d85cef84

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-203-1112 (outside U.S. dial 1-719-457-0820), then use the replay Passcode: 1420126 and view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

XX-19

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2018 and 2017
(In millions, except per share amounts)

	Three Months		Twelve Months
	2018	2017	2018	2017

Lease and rental revenues	$930.7	849.9	$3,508.1	3,237.7
Services revenue	1,174.3	943.7	4,280.8	3,538.9
Fuel services revenue	153.4	137.5	620.2	520.5
Total revenues	2,258.3	1,931.1	8,409.2	7,297.1

Cost of lease and rental	661.3	609.3	2,566.3	2,355.0
Cost of services	1,016.7	784.5	3,655.8	2,970.8
Cost of fuel services	149.7	135.4	605.6	507.4
Other operating expenses	30.6	28.4	125.3	115.5
Selling, general and administrative expenses	217.5	256.4	854.8	871.2
Non-operating pension costs	4.3	6.9	7.5	27.7
Used vehicle sales, net	5.3	5.4	21.7	17.2
Interest expense	51.0	35.8	178.6	140.3
Miscellaneous income, net	5.2	(29.2)	(5.4)	(44.2)
Restructuring and other charges, net	5.4	19.7	25.1	21.4
	2,147.0	1,852.6	8,035.4	6,982.5

Earnings from continuing operations before income taxes	111.3	78.6	373.9	314.5
Provision for (benefit from) income taxes	2.7	(564.7)	98.3	(477.7)
Earnings from continuing operations	108.6	643.3	275.6	792.3
Earnings (loss) from discontinued operations, net of tax	0.1	0.5	(2.3)	(0.5)
Net earnings	$108.8	643.8	$273.3	791.8

Earnings (loss) per common share - Diluted
Continuing operations	$2.06	12.12	$5.21	14.90
Discontinued operations	—	0.01	(0.04)	(0.01)
Net earnings	$2.06	12.13	$5.17	14.89

Earnings per share information - Diluted
Earnings from continuing operations	$108.6	643.3	$275.6	792.3
Less: Distributed and undistributed earnings allocated to unvested stock	(0.4)	(2.3)	(1.0)	(2.8)
Earnings from continuing operations available to common stockholders	$108.3	641.0	$274.6	789.5

Weighted-average common shares outstanding - Diluted	52.8	53.1	52.7	53.0

EPS from continuing operations	$2.06	12.12	$5.21	14.90
Non-operating pension costs	0.06	0.07	0.09	0.31
Restructuring and other charges, net	0.08	0.24	0.15	0.25
Tax reform-related and other tax adjustments, net	(0.38)	(10.79)	0.19	(10.78)
Gain on sale of property	—	(0.27)	—	(0.27)
Goodwill impairment	—	—	0.29	—
Uncertain tax position adjustment	—	—	(0.08)	—
Pension-related adjustments	—	—	—	0.06
Operating tax adjustment	—	—	—	0.03
Tax law changes	—	—	(0.06)	0.03
Comparable EPS from continuing operations *	$1.82	1.37	$5.79	4.53

Estimated impact of new lease accounting standard			$0.25
Comparable EPS from continuing operations - excluding new lease accounting standard*			$6.04
* Non-GAAP financial measure. Reconciliations of GAAP EPS from continuing operations to comparable EPS from continuing operations and comparable EPS from continuing operations - excluding new lease accounting standard is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2018	December 31, 2017

Assets:
Cash and cash equivalents	$68.1	78.3
Other current assets	1,500.3	1,244.5
Revenue earning equipment, net	9,498.0	8,355.3
Operating property and equipment, net	843.8	776.7
Other assets	1,140.9	1,009.1
	$13,051.1	11,464.0

Liabilities and shareholders' equity:
Current liabilities	$1,362.4	1,188.9
Total debt	6,623.6	5,409.7
Other non-current liabilities (including deferred income taxes)	2,154.8	2,023.8
Shareholders' equity	2,910.3	2,841.7
	$13,051.1	11,464.0

SELECTED KEY RATIOS AND METRICS

	December 31, 2018	December 31, 2017

Debt to equity	228%	191%
Effective interest rate (average cost of debt)	3.0%	2.6%

	Twelve months ended December 31,
	2018	2017

Cash provided by operating activities from continuing operations	$1,635.1	1,548.0
Free cash flow *	(944.0)	189.7
Capital expenditures paid	3,050.4	1,860.4

Capital expenditures (accrual basis)	$3,165.3	1,941.2
Less: Proceeds from sales (primarily revenue earning equipment)	(396.3)	(429.0)
Net capital expenditures	$2,769.0	1,512.2

	Twelve months ended December 31,
	2018	2017

Return on average shareholders' equity ***	9.5%	35.9%
Return on average assets ***	2.2%	7.1%
Adjusted return on capital *	4.9%	4.2%
Weighted average cost of capital	4.8%	4.4%
Return on capital spread **	0.1%	(0.2)%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
*** 2017 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2018 and 2017
(Dollars in millions)

	Three Months			Twelve Months
	2018	2017	B(W)	2018	2017	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$748.9	696.1	8%	$2,856.8	2,688.7	6%
SelectCare	129.8	116.1	12%	502.8	464.1	8%
Commercial rental	265.7	224.2	19%	960.6	813.5	18%
Other	22.1	20.7	7%	87.3	77.5	13%
Fuel services revenue	214.1	184.8	16%	847.7	689.8	23%
Total Fleet Management Solutions	1,380.6	1,241.7	11%	5,255.2	4,733.6	11%
Dedicated Transportation Solutions	363.1	284.4	28%	1,333.3	1,095.6	22%
Supply Chain Solutions	670.4	531.5	26%	2,398.1	1,937.4	24%
Eliminations	(155.8)	(126.5)	(23)%	(577.5)	(469.5)	(23)%
Total revenue	$2,258.3	1,931.1	17%	$8,409.2	7,297.1	15%

Operating Revenue: *
Fleet Management Solutions	$1,166.6	1,057.0	10%	$4,407.6	4,043.8	9%
Dedicated Transportation Solutions	233.1	198.2	18%	870.5	789.3	10%
Supply Chain Solutions	489.6	410.6	19%	1,765.3	1,507.5	17%
Eliminations	(95.1)	(79.3)	(20)%	(350.1)	(300.2)	(17)%
Operating revenue	$1,794.2	1,586.6	13%	$6,693.4	6,040.4	11%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$106.5	91.8	16%	$324.3	313.0	4%
Dedicated Transportation Solutions	15.8	15.5	2%	61.2	55.3	11%
Supply Chain Solutions	32.3	27.4	18%	133.6	103.6	29%
Eliminations	(19.0)	(15.2)	(24)%	(63.6)	(53.3)	(19)%
	135.6	119.5	14%	455.6	418.6	9%
Unallocated Central Support Services	(14.6)	(15.1)	4%	(49.0)	(48.1)	(2)%
Non-operating pension costs	(4.3)	(6.9)	NM	(7.5)	(27.7)	NM
Restructuring and other charges, net	(5.4)	(18.9)	NM	(25.1)	(28.2)	NM
Earnings from continuing operations before income taxes	111.3	78.6	42%	373.9	314.5	19%
Provision for (benefit from) income taxes	2.7	(564.7)	NM	98.3	(477.7)	NM
Earnings from continuing operations	$108.6	643.3	(83)%	$275.6	792.3	(65)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2018 and 2017
(Dollars in millions)

	Three Months			Twelve Months
	2018	2017	B(W)	2018	2017	B(W)

Fleet Management Solutions

FMS total revenue	$1,380.6	1,241.7	11%	$5,255.2	4,733.6	11%
Fuel services revenue(a)	(214.1)	(184.8)	16%	(847.7)	(689.8)	23%
FMS operating revenue *	$1,166.6	1,057.0	10%	$4,407.6	4,043.8	9%

Segment earnings before income taxes	$106.5	91.8	16%	$324.3	313.0	4%

FMS earnings before income taxes as % of FMS total revenue	7.7%	7.4%		6.2%	6.6%

FMS earnings before income taxes as % of FMS operating revenue *	9.1%	8.7%		7.4%	7.7%

Dedicated Transportation Solutions

DTS total revenue	$363.1	284.4	28%	$1,333.3	1,095.6	22%
Subcontracted transportation	(91.1)	(55.2)	65%	(316.0)	(191.7)	65%
Fuel	(38.9)	(30.9)	26%	(146.8)	(114.6)	28%
DTS operating revenue *	$233.1	198.2	18%	$870.5	789.3	10%

Segment earnings before income taxes	$15.8	15.5	2%	$61.2	55.3	11%

DTS earnings before income taxes as % of DTS total revenue	4.4%	5.5%		4.6%	5.1%

DTS earnings before income taxes as % of DTS operating revenue *	6.8%	7.8%		7.0%	7.0%

Supply Chain Solutions

SCS total revenue	$670.4	531.5	26%	$2,398.1	1,937.4	24%
Subcontracted transportation	(149.4)	(99.0)	51%	(521.0)	(354.6)	47%
Fuel	(31.3)	(21.9)	43%	(111.8)	(75.2)	49%
SCS operating revenue *	$489.6	410.6	19%	$1,765.3	1,507.5	17%

Segment earnings before income taxes	$32.3	27.4	18%	$133.6	103.6	29%

SCS earnings before income taxes as % of SCS total revenue	4.8%	5.1%		5.6%	5.3%

SCS earnings before income taxes as % of SCS operating revenue *	6.6%	6.7%		7.6%	6.9%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2018/2017
	2018	2017	2018	2017	Three Months	Twelve Months

ChoiceLease
Average fleet count	147,000	138,000	143,100	137,600	7%	4%
End of period fleet count	149,300	139,100	149,300	139,100	7%	7%
Miles/unit per day change - % (a)	(0.3)%	(0.7)%	(0.2)%	(0.7)%

Commercial rental
Average fleet count	42,600	37,700	41,000	37,500	13%	9%
End of period fleet count	42,600	37,800	42,600	37,800	13%	13%
Rental utilization - power units	81.6%	81.2%	79.2%	75.6%	40 bps	360 bps
Rental rate change - % (b)	3.5%	1.9%	3.3%	1.2%

Customer vehicles under
SelectCare contracts
Average fleet count	56,100	54,300	55,600	52,100	3%	7%
End of period fleet count	56,300	54,400	56,300	54,400	3%	3%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,600	8,100	23,200	24,500	6%	(5)%

DTS
Average fleet count (d)	9,300	8,300	8,900	8,200	12%	9%
End of period fleet count(d)	9,500	8,300	9,500	8,300	14%	14%

SCS
Average fleet count (d)	9,300	8,100	8,800	7,900	15%	11%
End of period fleet count(d)	9,500	8,300	9,500	8,300	14%	14%

Used vehicle sales (UVS)
Average UVS inventory	6,600	6,100	6,100	6,700	8%	(9)%
End of period fleet count	6,900	6,000	6,900	6,000	15%	15%
Used vehicles sold	4,500	4,000	17,500	17,600	13%	(1)%
UVS pricing change - % (e)
Tractors	18%	2%	12%	(12)%
Trucks	8%	2%	9%	(12)%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, commercial rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS - Excluding New Lease Accounting Standard Comparable EPS Forecast and Comparable EPS Forecast - Excluding New Lease Accounting Standard	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Total revenue	$2,258.3	1,931.1	$8,409.2	7,297.1
Fuel	(223.6)	(190.3)	(878.8)	(710.3)
Subcontracted transportation	(240.6)	(154.2)	(837.0)	(546.4)
Operating revenue *	$1,794.2	1,586.6	$6,693.4	6,040.4

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION	Twelve months ended December 31,
	2018	2017

Net cash provided by operating activities from continuing operations	$1,635.1	1,548.0
Proceeds from sales (primarily revenue earning equipment) (a)	396.3	429.0
Collections on direct finance leases and other items (a)	75.0	73.2
Total cash generated *	2,106.4	2,050.2
Purchases of property and revenue earning equipment (a)	(3,050.4)	(1,860.4)
Free cash flow **	$(944.0)	189.7

Memo:
Net cash provided by (used in) financing activities	1,093.4	(155.1)
Net cash used in investing activities	(2,746.5)	(1,365.5)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION	Twelve months ended December 31,
	2018	2017

Net earnings (12-month rolling period)	$273.3	791.8
+ Restructuring and other items	25.1	28.2
+ Income taxes	98.4	(477.3)
Adjusted earnings before income taxes	396.8	342.8
+ Adjusted interest expense (a)	178.8	140.6
- Adjusted income taxes (b)	(141.8)	(167.6)
= Adjusted net earnings for ROC (numerator) [A]	$433.8	315.8

Average total debt	$5,978.7	5,360.3
Average off-balance sheet debt	3.6	1.8
Average shareholders' equity	2,873.7	2,206.9
Adjustment to equity (c)	(42.6)	(68.3)
Adjusted average total capital (denominator) [B]	$8,813.4	7,500.6

Adjusted ROC * [A]/[B]	4.9%	4.2%

Weighted average cost of capital	4.8%	4.4%

Adjusted return on capital spread	0.1%	(0.2)%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended December 31,
	2018	2017

Earnings from continuing operations	$108.6	643.3
+ Provision for income taxes	2.7	(564.7)
Earnings before income taxes from continuing operations	111.3	78.6
+ Non-operating pension costs	4.3	6.9
+ Restructuring and other charges, net	5.4	19.7
+ Tax reform-related and other tax adjustments, net	—	23.3
+ Gain on sale of property	—	(24.1)
Comparable earnings before income taxes from continuing operations	121.0	104.3
+ Interest expense	51.0	35.8
+ Depreciation	366.5	322.4
+ Losses from used vehicle fair value adjustments	14.6	11.6
+ Amortization	2.0	1.5
Comparable EBITDA	$555.2	475.6

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Twelve months ended December 31,
	2019 Forecast	2018	2017

Earnings from continuing operations	$290.0	$275.6	792.3
+ Provision for income taxes	105.0	98.3	(477.7)
Earnings before income taxes from continuing operations	395.0	373.9	314.5
+ Non-operating pension costs	26.0	7.5	27.7
+ ERP implementation	18.0	—	—
+ Restructuring and other charges, net	7.0	9.6	21.4
+ Goodwill impairment	—	15.5	—
+ Pension-related adjustments	—	—	5.5
+ Operating tax adjustment	—	—	2.2
+ Tax reform-related and other tax adjustments, net	—	—	23.3
+ Gain on sale of property	—	—	(24.1)
Comparable earnings before income taxes from continuing operations	446.0	406.5	370.5
+ Interest expense	260.0	178.6	140.3
+ Depreciation	1,600.0	1,395.0	1,255.2
+ Losses from used vehicle fair value adjustments	67.0	53.7	58.1
+ Amortization	7.0	7.6	5.8
Comparable EBITDA	$2,380.0	$2,041.4	1,829.9

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2018
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$111.3	373.9
Non-operating pension costs	Non-operating pension costs	4.3	7.5
Restructuring and other charges, net	Restructuring and other charges, net	5.4	9.6
Goodwill impairment	Restructuring and other charges, net	—	15.5
Comparable earnings from continuing operations before income taxes*		121.0	406.5

Provision for income taxes		(2.7)	(98.3)
Income tax effects of non-GAAP adjustments**		(2.1)	(12.1)
Tax reform-related and other tax adjustments, net		(20.0)	10.0
Comparable provision for income taxes**		(24.8)	(100.3)

Earnings from continuing operations		108.6	275.6
Non-operating pension costs	Non-operating pension costs	3.2	4.7
Goodwill impairment	Restructuring and other charges, net	—	15.5
Restructuring and other charges, net	Restructuring and other charges, net	4.4	7.7
Tax reform-related and other tax adjustments, net	Provision for income taxes	(20.0)	10.0
Tax law changes and tax adjustment	Provision for income taxes	—	(7.4)
Comparable earnings from continuing operations*		$96.2	306.2

Tax rate on continuing operations		2.4%	26.3%
Income tax effects of non-GAAP adjustments**		18.1%	(1.6)%
Comparable tax rate on continuing operations**		20.5%	24.7%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

		2017
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$78.6	314.5
Non-operating pension costs	Non-operating pension costs	6.9	27.7
Tax reform-related adjustments	SG&A	23.3	23.3
Restructuring and other charges, net	Restructuring and other charges, net	19.7	21.4
Pension-related adjustments	SG&A	—	5.5
Operating tax adjustment	SG&A	—	2.2
Gain on sale of property	Miscellaneous income	(24.1)	(24.1)
Comparable earnings from continuing operations before income taxes*		104.3	370.5

Benefit from income taxes		564.7	477.7
Income tax effects of non-GAAP adjustments**		(0.6)	(11.2)
Tax reform-related adjustments, net		(595.9)	(595.9)
Comparable provision for income taxes**		(31.7)	(129.4)

Earnings from continuing operations		643.3	792.3
Non-operating pension costs	Non-operating pension costs	4.0	16.0
Tax reform-related adjustments, net	SG&A	(572.6)	(572.6)
Restructuring and other charges, net	Restructuring and other charges, net	12.7	13.4
Pension-related adjustments	SG&A	—	3.3
Operating tax adjustment	SG&A	—	1.7
Tax law changes	Provision for income taxes	—	1.8
Gain on sale of property	Miscellaneous income	(14.8)	(14.8)
Comparable earnings from continuing operations*		$72.6	241.1

Tax rate on continuing operations		(718.7)%	(151.9)%
Income tax effects of non-GAAP adjustments**		749.1%	186.8%
Comparable tax rate on continuing operations**		30.4%	34.9%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	First Quarter 2019	Full Year 2019
EPS from continuing operations	$0.71 to $0.78	$5.18 to $5.48
Non-operating pension costs	0.09	0.36
Expiring state net operating losses	0.10	0.10
ERP implementation	0.02	0.26
Restructuring and other charges, net	0.04	0.10
Comparable EPS from continuing operations forecast*	$0.96 to $1.03	$6.00 to $6.30

Lease accounting standard	(0.02)	0.20
Comparable EPS - excluding new lease accounting standard*	$0.94 to $1.01	$6.20 to $6.50

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILATION

2019 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$2,045
Proceeds from sales (primarily revenue earning equipment) (1)	450
Collections of direct finance leases and other (1)	85
Total cash generated*	2,580

Capital expenditures (1)	(3,700)
Free cash flow **	$(1,120)

Memo:
Net cash provided by financing activities	$1,100
Net cash used in investing activities	$(3,165)

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.